September 20, 1998

Caron Harte
Secretary/Treasurer
Network Acquisitions, Inc.
5325 S. Valentia Way, Suite 220
Englewood, CO  80111

RE:  ENGAGEMENT LETTER

Dear Ms.  Harte:

This letter agreement (the "Agreement") confirms our prior conversations concerning the parameters attendant upon First Capital Investments, Inc. ("FCI"), a broker/dealer registered with the Securities and Exchange Commission and member in good standing with the National Association of Securities Dealers and Securities Investor Protection Corporation, acting as an exclusive financial placement agent and advisor to Network Acquisitions Inc., its subsidiaries and affiliates ("NAI"), to be re-named Cavion Technologies, Inc., upon completion of the pending acquisition of Cavion Technologies, Inc., NAI and FCI are sometimes hereinafter collectively referred to as the "Parties."

In this regard and in consideration for the mutual benefit derived herefrom and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and accepted, the Parties jointly and severally represent, warrant, covenant and agree as follows:

1. ENGAGEMENT: NAI hereby engages and retains FCI as an exclusive placement agent and financial advisor for and on behalf of NAI to perform the Services (as that term is hereinafter defined) and FCI hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth, and agrees to use its best efforts in providing such Services.

2. SERVICES. The Services to be provided by FCI will include, but are not necessarily limited to, coordinating and introducing NAI and/or any of its affiliates to one or more individuals, firms or entities (the "Candidate(s)") who may have an interest in providing investment capital in the form of bridge financing, private placement financing, media financing, or in pursuing a form of Business Combination with NAI. As used in this Agreement, the term "Business Combination" shall mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing, distribution, combination and/or consolidation, etc., involving NAI and/or any of its subsidiaries, affiliates and any other entity, either introduced by FCI or any other entity, which utilizes the efforts or work product of FCI. As used in this Agreement, the term "investment" shall include the contribution of anything of value by the Candidate to NAI, its subsidiaries or affiliates. NAI and FCI hereby confirm their express written intent that FCI shall only be required to devote such time to the performance of the Services as FCI, in its sole and exclusive discretion, shall deem necessary and proper to discharge its responsibilities under this Agreement.

     Furthermore, FCI will act as financial advisor and exclusive financial placement agent for and on behalf of NAI to consummate:

     (a) A Private Placement of securities or an investment by a strategic partner or partners of up to Eight Million Dollars
($8,000,000.00);

     (b)  A Business Combination as defined under "Services" above; and

     (c) Additionally, FCI will provide financial advisory Services on an ongoing basis after the closing of the private placement of securities transaction identified in Section 2(b) for a monthly fee as set forth below under Section 3, Compensation.

     The above items are subject to and conditioned upon the results of FCI's due diligence, prevailing market conditions, and any adverse material changes of NAI of any form or nature, affecting its financial or business condition between the date of this letter and the closing of the transactions contemplated herein. If, in the opinion of FCI, a material change occurs or is identified, further performance under the terms of this Agreement, including, but not limited to, the funding and/or closing of any transaction, shall be suspended until the provisions of this Agreement are revised to the satisfaction of FCI.

     In conjunction with the Services, FCI agrees to: (i) make itself available to the officers of NAI at such mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising and assisting NAI in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of FCI, to properly present NAI as an investment opportunity to potential Candidates; (ii) aiding and assisting NAI's management in structuring the nature, extent and corporate finance and other parameters of the private or other offer(s) to be made to the Candidate(s); (iii) make itself available for telephone conferences with the principal financial sales and/or operating officer(s) of NAI during normal business hours; (iv) evaluating proposals and participating in negotiations with the Candidate(s); and (v) perform such other corporate finance, investment banking, and other similar advisory services relating to the Candidate and/or such other aspects of NAI's operations, management, or development as the principal executive, financial, sales and/or operating officer(s) of NAI reasonably may request, consistent with the provisions of this Agreement. The foregoing are hereafter collectively referred to as the "Services," and incorporated into the definition of "Services" set forth hereinabove.

3. COMPENSATION. In consideration for the Services, and in addition to the expense allowances set forth in Section 5 hereinbelow, NAI shall pay to FCI and FCI hereby agrees to accept as compensation for the Services:

     (a) PRIVATE PLACEMENT. A cash fee equal to eight per cent (8%) of the total gross dollar amount received by NAI as proceeds from the private placement financing prior to any deductions (e.g., $ ,000,000 x 8% = $ 00,000 commission), payable as NAI is paid proportionately in the course of the private placement financing. In addition, NAI shall issue to FCI Common Stock Purchase Warrants entitling FCI to purchase 10% of the total amount of any Securities issued (the "Warrants"). The Warrants shall be exercisable at any time during a five year term at 110% of the price paid by the initial investors for the stock, convertible debt, or other equivalent securities of NAI. For example, if NAI issues 250,000 shares of stock at $4.00 per share, then FCI shall be granted an option to purchase 25,000 shares at $4.40 per share for a five year period. If a $1,000,000 note convertible into 250,000 equity shares at S4.00 per share is issued, then FCI shall be entitled to an option to purchase 25,000 shares at $4.40 per share for a five year period. In the event the transaction consummated by FCI for NAI pursuant to this Agreement is a 100% debt financing deal, FCI shall be entitled to options to purchase 24,000 shares of NAI.

     (b) ADVISORY SERVICES: $-0- per month for a period of two (2) years beginning on the date of successful closing of the private placement or media financing, for ongoing financial advisory Services.

     (c) BUSINESS COMBINATIONS: Eight per cent of the total gross consideration and/or value attributed to the business combination of any form or nature. As used herein, the phrase "total gross consideration and/or value attributed to the business combination" shall be deemed to mean the total gross amount of money and/or securities or any other compensation and/or investment that the Candidate agrees to pay to NAI, its subsidiaries, affiliates, and/or its stockholders for the business combination between NAI and the Candidate and/or any of their respective subsidiaries or affiliates, or the total gross purchase price to be paid, the total gross value of the transaction to a third party (providing that the eight per cent to be paid to FCI is based on the value of NAI only and not on any combined value of NAI and an acquiring third party), or total gross investment made by NAI in the transaction if applicable.

4.   OTHER MATERIAL TERMS AND CONDITIONS.

     (a) NAI will use the proceeds from the financings exclusively for the designated purposes as set forth on the schedule attached as Exhibit "A" ("Use of Proceeds"), incorporated herein by this reference. Any deviation therefrom will require FCI's prior written consent.

     (b) FCI may act in concert and associate with other broker/dealers, advisors and consultants in order to accomplish the goals and objectives set forth herein, and as such may apportion or reallow such portion of its commissions and fees to those Parties as it deems appropriate.

     (c) NAI will prepare, or cause to have prepared on its behalf, in a timely manner and at NAI's sole expense, any promissory notes, private placement memoranda, or other documentation deemed reasonably necessary to effectuate and facilitate any financing referenced herein, in a form and content reasonably satisfactory to FCI.

     (d) NAI agrees to furnish FCI with written notice via facsimile (or overnight delivery service) of the proposed closing date of the transaction or business combination on the same day as it receives notice thereof from its counsel or from any other entity.

     (e) Upon the closing of any transaction made the subject of this Agreement (the "Closing"), FCI shall receive its cash fee and the delivery of any Warrants at such closing.

     (f) If applicable, in the event FCI agrees to receive all or any portion of its commissions or fees in securities or other non-cash compensation (the "Shares"), NAI hereby covenants and agrees to cause the Candidate to grant and to extend to FCI, at FCI's sole discretion, the same demand and/or "piggyback" registration rights NAI receives. FCI hereby agrees that if the Shares of the Candidate's securities being tendered to NAI are unregistered, it will execute and deliver to the Candidate a standard form of investment letter and consent to the imposition of the appropriate restrictive legend and stop transfer orders on and against all certificates it receives as compensation.
Additionally, and in any event, NAI agrees to cooperate with FCI in any registration, assignment, and/or transfer of securities FCI acquires and deems necessary or advisable to assign, transfer or liquidate, in whole or in part, for its own business purposes.

     (g) Any funds, securities or any other value received by NAI during the term of this Agreement, regardless of its source, shall be subject to the terms and conditions of this Agreement.

5. EXPENSES. In addition to the compensation outlined in Section 3 hereinabove, it expressly is agreed and understood that FCI's compensation as provided in this Agreement also does not include the normal and reasonable out-of-pocket expenses, including, but not limited to, long distance communication, airfare, hotel lodging and meals, transportation, express mail, outside consultants, etc., incurred by FCI in carrying out its duties under this Agreement, and NAI hereby agrees to reimburse FCI therefor promptly, upon receipt of an invoice from FCI. Whenever feasible, FCI will request advance payment of approved expenses. FCI shall not incur any expense in excess of Two Hundred Dollars ($200.00) without NAI's prior consent, which consent shall not be unreasonably withheld. The reimbursement for expenses shall not be subject to any maximum allocation, and shall be reimbursed fully.

6.   COOPERATION WITH REGISTRATION OF SECURITIES.

     (a) "PIGGY BACK" REGISTRATION RIGHTS: If NAI shall, at any time after the Closing and prior to the fifth (5th) anniversary of closing thereof, propose the registration of an offering of its debt or equity securities, the NAI shall give written notice as promptly as possible of such proposed registration to FCI and use all reasonable efforts to cause the offering of such amount of Shares owned by FCI, as FCI shall request, within fifteen (15) calendar days after the giving of such notice, to be included, upon the same terms (including the method of distribution) of any such offer.

     (b) SECURITIES REGISTRATION EXPENSES: Unless otherwise agreed to by FCI and NAI in writing, NAI shall pay all costs and expenses associated with any registration initiated by NAI, including without limitation: (i) all filing fees with the SEC; (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Shares); (iii) printing expenses; (iv) the fees and expenses incurred in connection with the listing of the Shares; and (v) fees and expenses of counsel and independent certified public accountants for NAI (including the expenses of any comfort letters), including costs associated with registrations requested by FCI. NAI agrees to provide full cooperation in a timely manner for any registration statement requested by FCI.

     FCI shall pay all of its own costs and expenses incurred, including all commissions, legal fees and expenses associated with registration and compliance under the various blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Securities) for the sale or other distribution of the Shares with any states selected by FCI not previously registered by NAI, pursuant to the terms of this Agreement.

     (c) PRIVATE SALE RIGHTS: NAI will timely cooperate with and approve any private sale or transfer of stock or warrants issued to FCI and provide and/or deliver opinions and all reasonable documentation, and execute as necessary, any registration statements and documents customarily utilized in connection therewith.

     Any private sale or transfer may include, but shall not be limited to transactions made or consummated under or pursuant to the 33 Act or the rules or regulations adopted thereunder including but not limited to Regulation S and Regulation D. In this regard, NAI specifically covenants and agrees to prepare, execute and deliver any and all documentation necessary to cause its securities counsel to publish opinions and deliver written instructions to NAI's transfer agent within (10) business days from the date FCI or its designee delivers written request to NAI for the transfer, sale, and/or removal of restrictive legend (where applicable) of or from the Shares, if applicable.

     In any event, NAI agrees to reasonably cooperate with FCI in any private sale, other sales or transfers of its Shares under applicable law.

7. TERM AND TERMINATION. This Agreement shall be effective upon its execution and shall remain in effect for two (2) years from the closing date of the last financing. NAI shall have the right to terminate FCI's engagement hereunder by furnishing FCI with a 60-day advance written notice. However, no termination of this Agreement shall in any way affect the right of FCI to receive as a result of the Services rendered hereunder: (i) reimbursement for billed, accrued and/or unbilled disbursements and expenses which right the Parties hereby agree and consent is absolute, or (ii) its compensation, fees, Shares or Warrants on any transactions which result in NAI receiving benefits, or (iii) the full amount of the compensation, fees, Shares or Warrants upon the closing of a Business Combination between NAI and any Candidate occurring during the term of this Agreement, or (iv) its advisory fees for the term of this Agreement after closing of any financing, or (v) compensation, fees, Shares or Warrants on any transaction which utilizes to any extent the efforts or work product of FCI. Furthermore, if NAI enters into any deal with a Candidate introduced to NAI by FCI, or any person or entity to whom FCI made a presentation or supplied information regarding NAI, FCI shall be entitled to the full compensation called for in this Agreement as if the Agreement were in full force and effect.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS. In order to implement the operation of this Agreement, NAI and FCI hereby jointly and severally represent, warrant, covenant, agree and consent as follows:

     (a) The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either NAI or FCI is a party or by which either entity may be bound or affected.

     (b) Both NAI and FCI have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

     (c) This Agreement has been submitted to, ratified and approved by the respective Board of Directors of NAI and FCI.

     (d) NAI will cooperate with FCI, and promptly will provide FCI with all pertinent materials and requested information in order for FCI to perform its Services pursuant to this Agreement.

     (e) When issued, both the Warrants and the Shares of NAI's Common Stock issuable upon exercise thereof shall be duly and validly issued, fully paid and non-assessable.

9.   CONFIDENTIAL DATA:

     (a) FCI shall not divulge to others, any trade or confidential information, knowledge, or data concerning or pertaining to the business and affairs of NAI, obtained by it as a result of its engagement hereunder, unless authorized, in writing, by NAI.

     (b) NAI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of FCI, obtained by it as a result of its engagement hereunder, unless authorized by FCI.

     (c) FCI shall not be in the performance of its duties to divulge to NAT or any officer, director, agent or employee of NAI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of NAI) which FCI may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

10. INDEPENDENT CONTRACTOR. FCI shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding. FCI shall not, by reason of this Agreement or the performance of the Services, be, or be deemed to be, an employee, agent, partner, co-venturer or controlling person of NAI, and FCI shall have no power to enter into any agreement on behalf of or otherwise bind NAI. FCI shall not have, or be deemed to have, fiduciary obligations or duties to NAI and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as FCI in its sole, absolute and unfettered discretion, may elect.

11. INDEMNITY. NAI hereby agrees and consents at its sole cost and expense to indemnify and hold FCI harmless from any and all claims or liabilities brought against FCI or its affiliates, by individuals or entities not a party to this Agreement, including claims or liabilities of every kind, nature and description, fixed or contingent (including, without limitations, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities), arising out of any action or event related to this Agreement, commencing or occurring as a result of or by reason of any untrue or misleading statement of a material fact, or omission of a material fact, or breach by or failure of NAI to perform under any representation, covenant, or commitment made by NAI hereunder, or as a result of any misrepresentation made by NAI hereunder.

12. ASSIGNMENTS. This Agreement is binding upon and shall inure to the benefit of and be enforceable against the Parties hereto and their respective subsidiaries, affiliates, successors and assigns. Notwithstanding the foregoing, neither Party shall assign or transfer any rights or obligations hereunder, except that, (i) NAI may assign or transfer this Agreement to a successor corporation in the event of a merger, consolidation, or transfer, or sale of all or substantially all of the assets of NAI, provided that no such assignment shall relieve NAI from liability for the obligations assumed by it hereunder; and (ii) FCI may assign or transfer this Agreement to any firm which is an affiliate of FCI, provided that no such assignment shall relieve FCI from liability for its obligations hereunder.

13. ADDITIONAL INSTRUMENTS. Each of the Parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other Party any and all further instruments that reasonably may be reasonably required to give full effect and force to the provisions of this Agreement.

14. ENTIRE AGREEMENT. Each Party hereby covenants that this Agreement is intended to and does contain and embody all of the understandings and agreements, both written or oral, of the Parties with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated or affected. There are no representations, warranties or covenants other than those set forth in this Agreement.

15. LAWS OF THE STATE OF COLORADO. This Agreement shall be deemed to be made in, governed by, interpreted under and construed in all respects in accordance with the laws of the State of Colorado, irrespective of the country or place of domicile or residence of either Party, and without giving effect to any choice or conflict of laws provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the Parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Arapahoe County, Colorado; or the United States District Court for the District of Colorado, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Colorado and Arapahoe County shall be tantamount to service in person within Arapahoe County, Colorado and shall confer personal jurisdiction and venue upon either of the said Courts.

16. FACSIMILE SIGNATURES / COUNTERPARTS. Facsimile signatures on this shall be sufficient and acceptable to bind the Parties and for execution of this Agreement. This Agreement shall only be effective and binding when executed by all Parties hereto. This Agreement may he executed in counterparts by facsimile, each of which so executed shall be deemed an original and constitute one and the same agreement.

17. ADDRESS OF PARTIES. Each Party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new principal place of business or residence.

18. NOTICES. All notices required to be sent, or which may be sent, pursuant to any provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the Parties at the address appearing herein, and shall be effective from the date of mailing or the validated air bill.

19. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

20. INJUNCTIVE RELIEF. Solely by virtue of their execution of this Agreement and in consideration for the mutual covenants of each other, NAI and FCI hereby agree, consent and acknowledge that, in the event of the failure by NAI to pay the consideration to FCI or in the event of breach of any other material term, FCI will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in the District or County Court of Arapahoe County, State of Colorado or the United States District Court for the District of Colorado, without the necessity of proving damages and without prejudice to any other remedies which FCI may have at law or in equity. For the purposes of this Agreement, NAI agrees and consents that upon a material breach of this Agreement as aforesaid, in addition to any other legal and/or equitable remedies, FCI may present a conformed copy of this Agreement to the aforesaid courts and thereby shall be able to obtain a permanent injunction enforcing this Agreement or barring, enjoining or otherwise prohibiting NAI from circumventing the express written intent of the Parties as enumerated in this Agreement. In the event any action is commenced by either Party to enforce the terms of this Agreement, the prevailing Party in any such action shall be entitled to its related costs and reasonable attorney fees.

           (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)





     If the foregoing correctly sets forth our understanding and agreement, please indicate your acceptance by signing the enclosed copy of this Agreement in the indicated space and returning the same to the undersigned at your earliest convenience.

Very truly yours,                  AGREED AND ACCEPTED:

FIRST CAPITAL INVESTMENTS, INC.    NETWORK ACQUISITIONS, INC.


By:  /s/ Gary J. Graham            By: /s/ Caron Harte
   ---------------------------        --------------------------------
    Gary J. Graham, President         Caron Harte, Secretary/Treasurer


                                EXHIBIT "A"

                              USE OF PROCEEDS

PRIVATE PLACEMENT FINANCING:

Initial Investment                                  $8,000,000.00

     Less      Cost of Offering                        720,000.00
               Funding Under the Business Plan       5,400,000.00
               Repayment of Outstanding Payables*    1,400,000.00
               Working Capital                         480,000.00
                                                     ------------

                         Total Proceeds:            $8,000,000.00


* NAI's outstanding payables will not be paid until such time as NAI has signed and connected 100 credit unions.


                                EXHIBIT "B"

                               BUSINESS PLAN